Exhibit 99.1
RSC Reports 4Q08 and FY08 Results; Provides 2009 Outlook
Fourth Quarter 2008:
•	Rental revenues $371 million, down 6.9%

•	Diluted EPS of $0.17, down from $0.36 in 4Q07

•	Adjusted EBITDA $173 million or 40.4% of total revenues

•	Free cash flow $78 million, up $98 million over 4Q07
Full year 2008:
•	Rental revenues $1,567 million, up 1.6%

•	Diluted EPS of $1.18, down from $1.42 adjusted DEPS in FY07

•	Adjusted EBITDA $768 million or 43.5% of total revenues

•	Free cash flow $221 million, up $161 million over FY07
SCOTTSDALE, Ariz., February 25, 2009 — RSC Holdings Inc. (NYSE:RRR), one of the largest equipment rental providers in North America, today announced results for the fourth quarter and year ended December 31, 2008.
Erik Olsson, President and Chief Executive Officer, stated: “When the U.S. economy and our end markets deteriorated late in the fourth quarter, RSC responded aggressively by reducing headcount, store locations, fleet size, and capital expenditures. As a result we generated a strong $78 million of free cash flow in the fourth quarter. Overall, our results re-affirmed our business model of maximizing free cash flow in times of difficult markets.”
Fourth Quarter 2008 Results
For the fourth quarter, rental revenues decreased 6.9% to $371 million from $399 million in last year’s fourth quarter and accounted for 87% of total revenues. Total revenues were $427 million, down 6.7% from the $458 million reported for the comparable year-ago period.
Rental volume, including the impact of currency, declined 4.8% from the prior year’s fourth quarter level. The company experienced a drop in equipment rental activity during the later part of the fourth quarter that was in excess of the normal seasonal drop off due to the prevailing business environment across the U.S. economy. Rental rates were down 1.7% on a sequential basis from the third quarter and down 2.1% on a year-over-year basis. Same store rental revenues were down 6.1%. The company’s industrial / non-construction revenues were down only 1% versus the fourth quarter of 2007 and surpassed 50% of total rental revenues.
Fleet utilization decreased to 67.8% from 72.3% in the third quarter of 2008 and from 72.0% in the year-ago quarter. Sales of used equipment were $39 million, sequentially $10 million higher than in the third quarter, in response to lower rental demand. Due to its relatively young and well-maintained fleet, the Company was able to reduce the purchase of equipment. As a result, net capital expenditures were a cash inflow of $10 million compared to a net capital expenditure, or cash outflow, of $29 million a year ago.

The company has been taking actions to adjust to current business levels. To drive efficiencies and improve returns from its rental fleet the company consolidated or closed 14 locations and reduced headcount by 315 employees during the fourth quarter. The costs for these actions approximated $6 million and are included in the reported results. The company also opened 8 new stores in the fourth quarter primarily in locations that presented industrial growth opportunities.
Mr. Olsson added: “We experienced a non-seasonal drop in rental revenues late in the fourth quarter. The company responded quickly to these unusual market conditions. We succeeded in limiting our sequential rental rate decline to 1.7% and sold $39 million of used equipment at a margin of 23%. Additionally, we delivered an adjusted EBITDA margin above 40% and kept utilization at nearly 68%. Our priorities and business model remains the same: deliver strong cash flows, sustain rental rates, keep utilization high, and maintain high profit margins. In line with this strategy, we delivered an impressive $78 million of free cash flow for the quarter.”
Fourth quarter operating income was $82 million, or 19.2% of total revenues, compared with $120 million last year or 26.3% of total revenues in the prior year period. The decline in rental volumes, combined with costs related to store closures, headcount reductions and lower rental rates, more than offset the impact of productivity gains and improved ancillary revenues. Adjusted EBITDA was $173 million compared to $213 million in the prior year, and adjusted EBITDA margin was 40.4% compared to 46.4% in the fourth quarter of 2007.
Interest expense was $49 million, a decrease of $9 million from the comparable period last year, primarily reflecting reduced debt levels and lower interest rates. Net income was $18 million, or $0.17 per diluted share. In the 2007 fourth quarter, net income was $38 million or $0.36 per diluted share.
Free cash flow was $78 million compared to negative $20 million in the comparable prior-year period, an increase of $98 million. Total debt was reduced by $60 million during the quarter.
Full Year 2008 Results
For the full year, rental revenues increased 1.6% to $1,567 million from $1,543 million in 2007 and accounted for 89% of total revenues. Total revenues were $1,765 million, essentially flat with the $1,769 million reported last year.
Rental volume increased 2.7% over the prior year. Same store rental revenue growth was 2.4% and the company’s industrial revenue grew by 7% while its construction revenues declined. Rental rates were down only 1.1% on a year-over-year basis, reflecting the company’s successful year-long focus on sustaining rental rates and high utilization.
Fleet utilization decreased to 70.1% from 72.8% in 2007. Sales of used equipment were $125 million, down from $145 million in the prior year, as the company deliberately slowed sales of used equipment during the first half of the year in order to reduce replacement capital expenditures and take advantage of its young and well-maintained fleet. Net capital expenditures were $142 million, down $302 million from $444 million in 2007.

Industrial / non-construction revenues accounted for approximately 50% of total rental revenues for 2008 as a result of the company’s sustained efforts to grow its business in non-construction markets such as petrochemical, mining, food processing and entertainment, which typically provide a less cyclical rental base than construction markets, as the equipment is used mainly for maintenance and repair programs. The company opened 27 new stores in 2008, emphasizing industrial locations.
Full year adjusted operating income was $398 million, or 22.5% of total revenues, compared with $475 million or 26.8% of total revenues in the prior year period. Actions undertaken throughout the year to adjust to declining business levels resulted in the closure of 43 locations and the reduction of headcount by 528 employees. The costs for these actions approximated $13 million and are included in reported results. Adjusted EBITDA was $768 million compared to $824 million in the prior year, and adjusted EBITDA margin was 43.5% compared to 46.6% in 2007.
Mr. Olsson added: “We took decisive actions to right-size the company in response to the deteriorating market conditions throughout 2008. Consolidating store locations and reducing our headcount were two of the many steps that we took to better position RSC for sustained long-term profitability. I am very proud that our employees remained focused and disciplined, excelling in virtually every measure critical to our customers: 98% on-time delivery of equipment, 98% current on manufacturers’ suggested preventative maintenance and customer net promoter scores above 60%.”
Interest expense was $202 million, a decrease of $52 million from last year, primarily reflecting reduced debt levels and lower interest rates and $10 million of expenses in the prior year related to debt repayment upon the company’s initial public offering. Net income was $122 million, or $1.18 per diluted share. In 2007, net income was $123 million or $1.24 per diluted share and adjusted net income was $141 million or $1.42 per diluted share.
Free cash flow was $221 million, an increase of $161 million from 2007, despite an accounts payable decrease of $153 million in 2008. Total debt was reduced by $167 million during the year, to $2,569 million, resulting in a debt-to-adjusted EBITDA ratio of 3.3 at year-end. The company had $621 million of borrowing availability under its ABL revolver at year-end, up sequentially and up $147 million from the end of 2007.
Outlook for 1Q09 and FY09
Given the level of current economic turmoil and market uncertainty, the company announced that for 2009 it will not provide annual earnings guidance. On each quarterly reporting date, the company will provide an outlook on revenues, adjusted EBITDA and free cash flow for the current quarter. In addition, the company will provide guidance on annual free cash flow. Additionally, the company will provide information regarding relevant macro conditions affecting business performance, indications of the strength of used equipment markets, as well as anticipated RSC capital expenditure levels and other pertinent information.
Non-residential construction activity has turned down sharply and management anticipates this trend to continue throughout 2009. Industrial activity has declined as well, but to a lesser extent. The company anticipates that its focus on industrial markets will help to somewhat mitigate the broader decline in non-residential construction. In addition, the company anticipates that the recently enacted Stimulus bill will be beneficial to construction markets, but the timing and potential impacts on a state by state level are not known at this time.

For the first quarter of 2009, the company expects rental revenues to decline by approximately 20% and net capital expenditures to be an inflow in the range of $25 — $30 million as the company continues to reduce its fleet to optimize return on assets. Margins on the sale of used equipment are expected to decline from fourth quarter 2008 levels as a result of the growing supply of equipment for sale. The company is taking decisive action to address the difficult market conditions, including further location closures, reducing headcount and selling, general and administrative expenses and limiting capital expenditures. As a result, the company is targeting free cash flow for 2009 of $320-$350 million and it is expected that the free cash flow will be used to further reduce debt. Results are expected in the ranges that follow:

Q109
Rental revenues	$285 — $295 million
Total revenues	$345 — $355 million
Adjusted EBITDA	$100 — $110 million
Free cash flow	$ 65 — $ 75 million

FY09
Free cash flow	$320 — $350 million
“We know 2009 will be a challenging year. In this type of market it is important for us to continue to work with all of our customers, large and small, to deliver high quality and value-added services, as well as finding new revenue opportunities. We are taking aggressive action to generate free cash flow and to address our cost structure and minimize capital expenditures. In the full year 2009, we expect to generate in excess of $100 million in cost savings from actions taken cumulatively to the end of the first quarter. At the same time we will seek to expand our business in industrial markets and among our existing customers through our superior service. Our young fleet and ability to execute on cost savings initiatives will help us to deliver a solid performance in 2009, including $320 — $350 million of free cash flow,” Mr. Olsson concluded.
Conference Call Information
RSC Holdings will hold a conference call today at 5:15 p.m. Eastern Time. Investors may access the call by visiting the investor relations portion of the RSC website at www.RSCrental.com/Investor. To listen to the live conference call from the U.S. and Canada dial (866) 393-7634; from international locations dial (706) 679-0678.
A replay of the conference call will be available through February 28, 2009. To access the replay dial: U.S. and Canada: (800) 642-1687; international (706) 645-9291. Passcode: 82440214. A replay of the webcast will also be available at www.RSCrental.com/Investor.

Investor Presentation Information
Information concerning our business and financial results that we expect to use at upcoming investor presentations will be made available on our website immediately following the conference call and will be maintained on our website for at least the period of its use at such meetings or until updated by more current information.
About RSC Holdings Inc. (NYSE: RRR) and RSC Equipment Rental, Inc.
Based in Scottsdale, Ariz., RSC Holdings Inc. is the holding company for the operating entity, RSC Equipment Rental, Inc., which is one of the largest equipment rental providers in North America servicing construction and industrial markets with an original equipment fleet cost of $2.7 billion. RSC offers superior levels of equipment availability, reliability and service to customers through an integrated network of 464 rental locations across 40 states in the United States and in three Canadian provinces as of December 31, 2008. With over 5,000 employees committed to continuous safety and 24x7 customer care, RSC delivers the loyal customer support needed to build the future. Additional information about RSC is available at www.RSCrental.com.
Forward Looking Statements
This press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations and are subject to uncertainty and changes in factual circumstances. The forward-looking statements herein include statements regarding the company’s future financial position, end-market outlook, business strategy, budgets, projected costs and plans and objectives of management for future operations.
In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may”, “plan”, “seek”, “will”, “expect”, “intend”, “estimate”, “anticipate”, “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Actual results and developments may therefore differ materially from those described in this release.
The company cautions you therefore that you should not rely unduly on these forward-looking statements. You should understand the risks and uncertainties discussed in “Risk Factors” and elsewhere in the company’s Annual Report on Form 10-K as filed with the United States Securities and Exchange Commission could affect the company’s future results and could cause those results or other outcomes to differ materially from those expressed or implied in the company’s forward-looking statements.
Non-GAAP Financial Information
In addition to disclosing financial results that are determined in accordance with U.S. generally accepted accounting principles (“GAAP”), the company also discloses in this press release certain non-GAAP financial information including adjusted operating income, adjusted net income, adjusted net income per common share, adjusted EBITDA and free cash flow. None of these financial measures are recognized measures under GAAP and they are not intended to be and should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.
For more information on these non-GAAP financial measures, please see the tables captioned “Adjusted Operating Income, Net Income and Net Income per Common Share”, “Adjusted EBITDA GAAP Reconciliation” and “Free Cash Flow GAAP Reconciliation” included at the end of this release. Additionally, explanations of these Non-GAAP measures are provided in Annex A attached to this release.

RSC HOLDINGS INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,		Change	December 31,		Change
	2008	2007	%	2008	2007	%
Revenues:
Equipment rental revenue	$371,472	$398,969	(6.9)%	$1,567,254	$1,543,175	1.6%
Sale of merchandise	16,320	19,753	(17.4)	72,472	80,649	(10.1)
Sale of used rental equipment	39,400	39,331	0.2	125,443	145,358	(13.7)

Total revenues	427,192	458,053	(6.7)	1,765,169	1,769,182	(0.2)

Cost of revenues:
Cost of equipment rentals, excluding depreciation	170,776	162,425	5.1	692,613	640,992	8.1
Depreciation — rental equipment	78,173	78,695	(0.7)	317,504	295,248	7.5
Cost of merchandise sales	11,211	13,413	(16.4)	49,370	53,936	(8.5)
Cost of used rental equipment sales	30,347	27,896	8.8	90,500	103,076	(12.2)

Total cost of revenues	290,507	282,429	2.9	1,149,987	1,093,252	5.2

Gross profit	136,685	175,624	(22.2)	615,182	675,930	(9.0)

Operating expenses:
Selling, general, and administrative	42,707	43,638	(2.1)	168,690	156,688	7.7
Management fees	—	—		—	23,000 (a)	n/a
Depreciation and amortization — nonrental equipment and intangibles	12,353	12,074	2.3	49,567	46,226	7.2
Other operating gains, net	(221)	(386)	(42.7)	(1,010)	(4,850)	(79.2)

Total operating expenses, net	54,839	55,326	(0.9)	217,247	221,064	(1.7)

Operating income	81,846	120,298	(32.0)	397,935	454,866	(12.5)
Interest expense, net	49,450	58,385	(15.3)	201,849	253,478 (b)	(20.4)
Other expense (income), net	974	(902)	n/a	658	(1,126)	n/a

Income before provision for income taxes	31,422	62,815	(50.0)	195,428	202,514	(3.5)
Provision for income taxes	13,704	24,778	(44.7)	72,939	79,260	(8.0)

Net income	$17,718	$38,037	(53.4)	$122,489	$123,254	(0.6)

Weighted average shares outstanding used in computing net income per common share:
Basic	103,359	103,148		103,261	98,237

Diluted	103,542	104,228		103,740	99,632

Net income per common share:
Basic	$0.17	$0.37		$1.19	$1.25

Diluted	$0.17	$0.36		$1.18	$1.24

Other operational data:
Utilization (c)	67.8%	72.0%		70.1%	72.8%
Average fleet age (months)	33	26		33	26
Same store rental revenue growth / (decline) (c)	(6.1)%	8.1%		2.4%	11.1%
Employees (c)	5,014	5,486		5,014	5,486
Original equipment fleet cost (in millions) (c)	$2,695	$2,670		$2,695	$2,670

(a)
Management fees for the twelve months ended December 31, 2007 includes the $20.0 million termination fee paid to the Sponsors as a result of terminating our monitoring agreement on the May 29, 2007 closing of our initial public offering.

(b)
Interest expense for the twelve months ended December 31, 2007 includes a $4.6 million prepayment penalty related to the $230.7 million repayment of Senior Term Facility debt and the write-off of $5.0 million of deferred financing costs associated with the repayment.

(c)	Refer to attached Statistical Measures for descriptions.

Note:
Certain amounts in the consolidated statements of income for the quarter and year ended December 31, 2007 have been reclassified to conform with the current year presentation. The Company believes the current presentation better reflects the nature of the underlying financial statement items. The reclassifications have no effect on operating income, net income or net income per common share.

RSC HOLDINGS INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	December 31,	December 31,
	2008	2007

Assets
Cash and cash equivalents	$13,670	$10,039
Accounts receivable, net	285,000	284,570
Inventory	19,859	21,563
Rental equipment, net	1,766,978	1,929,514
Property and equipment, net	171,156	191,901
Goodwill and other intangibles, net	938,682	925,621
Deferred financing costs	46,877	55,660
Other assets	28,306	41,469

Total assets	$3,270,528	$3,460,337

Liabilities and Stockholders’ Equity (Deficit)
Accounts payable	$109,542	$264,384
Accrued expenses and other liabilities	203,288	179,876
Debt	2,569,067	2,736,225
Deferred income taxes	345,511	323,950

Total liabilities	3,227,408	3,504,435
Total stockholders’ equity (deficit)	43,120	(44,098)

Total liabilities and stockholders’ equity (deficit)	$3,270,528	$3,460,337

RSC HOLDINGS INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Twelve Months Ended
	December 31,
	2008	2007
Cash flows from operating activities:
Net income	$122,489	$123,254
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	367,071	341,474
Amortization of deferred financing costs	9,713	13,435
Share-based compensation expense	2,993	4,298
Gain on sales of rental and non-rental property and equipment, net of non-cash writeoffs	(26,106)	(43,284)
Deferred income taxes	41,772	35,524
Excess tax benefits from share-based payment arrangements	(122)	—
Changes in operating assets and liabilities, net of acquisition	(154,371)	30,239

Net cash provided by operating activities	363,439	504,940

Cash flows from investing activities:
Cash paid for acquisition, net of cash acquired	(33,238)	—
Purchases of rental equipment	(258,660)	(580,194)
Purchases of property and equipment	(15,319)	(20,674)
Proceeds from sales of rental equipment	125,443	145,358
Proceeds from sales of property and equipment	6,544	11,320

Net cash used in investing activities	(175,230)	(444,190)

Cash flows from financing activities:
Cash consideration paid to Atlas	—	(17,995)
Net payments on debt	(186,233)	(323,046)
Proceeds from stock issuances	1,471	255,064
Other	328	(11,117)

Net cash used in financing activities	(184,434)	(97,094)

Effect of foreign exchange rates on cash	(144)	195

Net decrease in cash and cash equivalents	3,631	(36,149)
Cash and cash equivalents at beginning of period	10,039	46,188

Cash and cash equivalents at end of period	$13,670	$10,039

Supplemental disclosure of cash flow information:
Cash paid for interest	$199,210	$218,488
Cash paid for taxes, net of refunds	30,988	48,730

Supplemental schedule of non-cash investing and financing activities:
Purchase of assets under capital lease obligations	$20,176	$52,320
Acquisition of net assets of another company:
Assets, net of cash acquired	$33,421
Liabilities assumed	(183)

Net cash paid	$33,238

RSC HOLDINGS INC. AND SUBSIDIARIES
Rental Revenue Growth Bridge
(in thousands)

	Rental Revenues
	Three Months Ended	Twelve Months Ended
	December 31,	December 31,

2007	$398,969	$1,543,175

Changes:
Volume	-4.5%	2.2%
Acquisition	0.9%	0.5%
Price	-2.1%	-1.1%
Currency	-1.2%	0.0%

2008	$371,472	$1,567,254

Annex A
Adjusted operating income, adjusted net income and adjusted net income per common share. The non-GAAP financial information of adjusted operating income, adjusted net income, and adjusted net income per common share reflects the Company’s results excluding $20.0 million of fees related to the termination of the monitoring agreement, $4.6 million of prepayment penalty and $5.0 million of deferred financing costs associated with the debt that was repaid in connection with our initial public offering in May 2007. Adjusted net income and adjusted net income per common share reflect the off-setting tax benefit of $11.5 million.
Management believes that adjusting for these items provides useful measures to help investors better assess and understand the Company’s operating performance, especially when comparing results with the current period or forecasting performance for future periods, primarily because management views the excluded items to be outside of RSC Holdings’ normal operating results. However, analysis of results and outlook on a non-GAAP basis should be used in addition to, and not as an alternative to, data presented in accordance with GAAP.
EBITDA and Adjusted EBITDA. EBITDA, a supplemental non-GAAP financial measure, is defined as consolidated net income before net interest expense, income taxes and depreciation and amortization. Adjusted EBITDA as presented herein is a non-GAAP financial measure and is generally consolidated net income before net interest expense, income taxes, and depreciation and amortization and before certain other items, including share-based compensation, management fees and recapitalization expenses. All companies do not calculate EBITDA and Adjusted EBITDA in the same manner, and RSC Holdings’ presentation may not be comparable to those presented by other companies.
The company presents EBITDA and Adjusted EBITDA in this release because it believes these calculations are useful to investors in evaluating our ability to service debt and as tools to evaluate our financial performance. However, EBITDA and Adjusted EBITDA are not recognized measurements under GAAP, and when analyzing the company’s performance, investors should use EBITDA and Adjusted EBITDA in addition to, and not as an alternative to, net income or net cash provided by operating activities as defined under GAAP.
Free cash flow. The company defines free cash flow as net cash provided by operating activities less net capital expenditures. All companies do not calculate free cash flow in the same manner, and RSC Holdings’ presentation may not be comparable to those presented by other companies. We believe free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital needs. However, free cash flow is a non-GAAP measure and should be used in addition to, and not as an alternative to, data presented in accordance with GAAP.
The accompanying tables reconcile the GAAP financial measures that are most directly comparable to these non-GAAP financial measures.

RSC HOLDINGS INC. AND SUBSIDIARIES
Adjusted Operating Income, Net Income and Net Income per Common Share GAAP Reconciliation
(in thousands, except per share data)

	Twelve Months Ended
	December 31,
	2008	2007

Operating income	$397,935	$454,866
Monitoring agreement termination fees (a)	—	20,000

Adjusted operating income	$397,935	$474,866

(adjusted operating income as a percentage of total revenues)	22.5%	26.8%

Net income	$122,489	$123,254
Monitoring agreement termination fees (a)	—	20,000
Debt repayment costs (b)	—	9,570
Tax impact of adjustments	—	(11,484)

Adjusted net income	$122,489	$141,340

Weighted average shares outstanding used in computing net income per common share:
Basic	103,261	98,237

Diluted	103,740	99,632

Adjusted net income per common share:
Basic	$1.19	$1.44

Diluted	$1.18	$1.42

(a)	Represents $20.0 million termination fee paid to Sponsors as a result of terminating our monitoring agreement on the May 29, 2007 closing of our initial public offering.

(b)
Represents a $4.6 million prepayment penalty related to the $230.7 million repayment of Senior Term Facility debt and the write-off of $5.0 million of deferred financing costs associated with the repayment.

RSC HOLDINGS INC. AND SUBSIDIARIES
Adjusted EBITDA GAAP Reconciliation
(in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Net income	$17,718	$38,037	$122,489	$123,254
Depreciation of rental equipment and depreciation and amortization of non-rental equipment and intangibles	90,526	90,769	367,071	341,474
Interest expense, net	49,450	58,385	201,849	253,478
Provision for income taxes	13,704	24,778	72,939	79,260

EBITDA	$171,398	$211,969	$764,348	$797,466

Adjustments:
Share-based compensation	196	1,455	2,993	4,298
Other expense (income), net	974	(902)	658	(1,126)
Management fees	—	—	—	23,000

Adjusted EBITDA	$172,568	$212,522	$767,999	$823,638

(Adjusted EBITDA as a percentage of total revenues)	40.4%	46.4%	43.5%	46.6%
Free Cash Flow GAAP Reconciliation
(in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Net cash provided by operating activities	$68,074	$9,219	$363,439	$504,940

Purchase of replacement rental equipment (a)	(85,977)	(75,665)	(242,539)	(252,431)
Purchases of property and equipment	(3,114)	(5,923)	(15,319)	(20,674)
Proceeds from sales of rental equipment	39,400	39,331	125,443	145,358
Proceeds from sales of property and equipment	2,194	1,517	6,544	11,320

Net capital expenditures before purchase of growth rental equipment	(47,497)	(40,740)	(125,871)	(116,427)

Free cash flow before purchase of growth rental equipment	20,577	(31,521)	237,568	$388,513

(free cash flow before purchase of growth rental equipment, as a percentage of total revenues)	4.8%	-6.9%	13.5%	22.0%

Rental equipment (growth) shrink (b)	57,781	11,576	(16,121)	(327,763)

Net capital expenditures inflow/(outflow)	10,284	(29,164)	(141,992)	(444,190)

Free cash flow	$78,358	$(19,945)	$221,447	$60,750

(a)	Rental capital expenditures required to replace the original equipment cost of rental assets that were sold during the period.

(b)
The difference between total rental capital expenditures and the rental capital expenditures required to replace the original equipment cost of rental assets sold during the period. A negative number indicates capital expenditures in excess of sales (growth), while a positive number indicates sales in excess of capital expenditures (shrink).

Statistical Measures
Return on Operating Capital Employed is calculated by dividing operating income (excluding transaction costs, management fees and amortization of intangibles) for the preceding twelve months by the average operating capital employed for the same period. For purposes of this calculation, average operating capital employed is considered to be all assets other than cash, deferred tax assets, hedging derivatives, goodwill and intangibles, less all liabilities other than debt, hedging derivatives and deferred tax liabilities.
Weighted average cost of capital is a calculation of a firm’s cost of capital in which each category of capital is proportionately weighted.
Utilization is defined as the average dollar value of equipment rented by customers (based on original equipment cost) for the relevant period divided by the aggregate dollar value of all equipment (based on original cost) for all equipment.
Same store rental revenue growth is calculated as the year over year change in rental revenue for locations that are open at the end of the period and have been operating under the company’s direction for more than 12 months.
Employee count is given at the end of the period indicated and the data reflect the actual head count as of each period.
Original Equipment Fleet Cost (OEC) is defined as the original dollar value of equipment purchased from the original equipment manufacturer (OEM). Fleet purchased from non-OEM sources is assigned a comparable OEC dollar value at the time of purchase.
Contact:
RSC Holdings Inc.
Investor/Analyst Contacts:
Gerry Gould, VP — Investor Relations
(480) 281-6928 or
Gerry.Gould@RSCRental.com
Media Contact:
Chenoa Taitt
(212) 223-0682